Exhibit 23.B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333-144872, 333-169427, 333-169428, 333-187949, 333-194518, 333-194522, 333-209958 and 333-218002) of Digi International Inc. of our report dated December 13, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments described in Note 5 as to which the date is November 22, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 22, 2017